Execution Version

Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

INTERNATIONAL PAPER COMPANY,

XPEDX HOLDING COMPANY,

AND

UWW HOLDINGS, INC.

DATED AS OF JANUARY 28, 2014

Section 7.4	Amendment; Waivers	18
Section 7.5	Remedies Cumulative	18
Section 7.6	Notices	18
Section 7.7	Counterparts	18
Section 7.8	Severability	18
Section 7.9	Governing Law, Consent to Jurisdiction and Waiver of Right to Jury Trial	19
Section 7.10	Performance	19
Section 7.11	Termination	19
Section 7.12	Headings	19
Section 7.13	Attorney Fees	19
Section 7.14	Assignment	19
Section 7.15	Survival and Indemnification	19

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, made and entered into effective as of January 28, 2014 (this “Agreement”), is by and between International Paper Company, a New York corporation (“IP”), xpedx Holding Company, a Delaware corporation and wholly owned subsidiary of IP (“Spinco”), and UWW Holdings, Inc., a Delaware corporation (“UWWH”). IP, Spinco and UWWH are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Contribution and Distribution Agreement among IP, Spinco, and UWWH dated as of the date hereof (the “Contribution and Distribution Agreement”).

RECITALS

WHEREAS, IP has determined that it would be appropriate, desirable and in the best interests of IP and the shareholders of IP to separate the Spinco Business from IP;

WHEREAS, the Contribution and Distribution Agreement provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Spinco and its subsidiaries from IP;

WHEREAS, IP, Spinco, UWWH, xpedx Intermediate LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Spinco (“xpedx LLC), and the other Persons party thereto have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may be amended from time to time, the “Merger Agreement”), pursuant to which (i) at the Effective Time, UWWH will merge with and into Spinco, with Spinco continuing as the surviving corporation, and (ii) immediately thereafter, xpedx LLC will merge with and into Unisource Worldwide, Inc., a Delaware corporation (“Unisource Sub”), with Unisource Sub continuing as the surviving corporation and a wholly-owned subsidiary of Spinco; and

WHEREAS, in order to ensure an orderly transition under the Contribution and Distribution Agreement and Merger Agreement, it will be necessary for the Parties to allocate between them certain assets and liabilities with respect to certain employee compensation and benefit plans and programs, and to address certain other employment matters related to the transactions contemplated by the Contribution and Distribution Agreement and the Merger Agreement, and they have chosen to do so in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Agreement” means this Employee Matters Agreement, together with all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 7.4.

“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature to any current or former employee, director, or individual contractor, or to any family member, dependent, or beneficiary thereof, including pension plans, thrift plans, supplemental pension plans and welfare plans, employment agreements, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, the term “Benefit Plan” does not include (i) any workers compensation or similar insurance programs or policies or governmental plans or programs or (ii) any multiemployer pension plan, multiemployer health and welfare plan or other plan maintained by a joint board of union and employer appointed trustees and to which employers are required to contribute for the benefit of union employees as part of a collective bargaining agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code, and any similar state or local Law.

“Combined Company Benefit Plan” means any Benefit Plan sponsored or maintained by Spinco or any of its Subsidiaries and which the Board of Directors of Spinco or its designee following the Distribution affirmatively establishes or designates as a Benefit Plan in which Spinco Group Employees and/or UWWH Employees shall participate (which, for avoidance of doubt, may be a Spinco Benefit Plan, a UWWH Benefit Plan or a newly established Benefit Plan).

“Combined Company Welfare Plan” means any Combined Company Benefit Plan that is a Welfare Plan.

“Disabled Employee” has the meaning set forth in Section 2.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“FICA” has the meaning set forth in Section 2.1(c).

“Former Employee” means an employee of the IP Group at any time prior to the Distribution whose employment with the IP Group terminates before the Distribution (and who is not actively employed by the IP Group as of the Distribution), regardless of whether or not he or she provided services to the Spinco Business while employed.

“FUTA” has the meaning set forth in Section 2.1(c).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“IP” has the meaning set forth in the preamble to this Agreement.

“IP 401(k) Plans” means the tax-qualified defined contribution plans maintained by the IP Group as of the Distribution, including without limitation the International Paper Company Hourly Savings Plan and the International Paper Company Salaried Savings Plan.

“IP Benefit Plan” means any Benefit Plan sponsored or maintained by an IP Entity on or immediately prior to the Distribution.

“IP Entity” means any member of the IP Group.

“IP Incentive Stock” has the meaning set forth in Section 4.2.

“IP Nonqualified Plans” means the deferred compensation plans (other than the IP 401(k) Plans) maintained by the IP Group as of the Distribution, including without limitation the International Paper Company Deferred Compensation Savings Plan and the International Paper Company Pension Restoration Plan for Salaried Employees.

“IP Pension Plans” means the tax qualified defined benefit plans maintained by the IP Group as of the Distribution, including without limitation the Retirement Plan of International Paper Company (which, for avoidance of doubt, shall not include the Spinco CBA MEPPs).

“IP Retained Employees” has the meaning set forth in Section 2.1(a).

“IP Stock Plans” has the meaning set forth in Section 4.2.

“IP Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the IP Group on or immediately prior to the Distribution.

“IRS” means the Internal Revenue Service.

“LTD” means long-term disability benefits.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Spinco” has the meaning set forth in the preamble to this Agreement.

“Spinco 401(k) Plan” has the meaning set forth in Section 5.2(a).

“Spinco 401(k) Plan Beneficiaries” has the meaning set forth in Section 5.2(b).

“Spinco Benefit Plan” means any Benefit Plan sponsored or maintained by a Spinco Entity following the Distribution.

“Spinco CBA MEPPs” has the meaning set forth in Section 5.1(c).

“Spinco CBA Non-Pension MEPs” has the meaning set forth in Section 5.1(c).

“Spinco CBAs” has the meaning set forth in Section 2.4.

“Spinco Entity” means any member of the Spinco Group.

“Spinco Group Employee” means (i) any individual who is an active employee of an IP Entity primarily working in the Spinco Business immediately prior to the Distribution, and (ii) any individual who otherwise would be included in (i) above but for the fact that he or she is absent from active employment on such date on account of vacation, ordinary sick leave reasonably expected to result in an absence of short duration, short-term disability, leave under the federal Family and Medical Leave Act or leave under any similar Law, or any other reason that is similar in nature and duration; provided, however, that no individual shall be a “Spinco Group Employee” if his or her employment is not transferred from the IP Group to a Spinco Entity; and provided further that (x) any individual set forth on Annex A and any other individual who the Parties agree in writing is not a Spinco Group Employee, shall not be a “Spinco Group Employee”, and (y) with the prior written consent of UWWH, one or more individuals who are active employees of an IP Entity but not primarily working in the Spinco Business immediately prior to the Distribution may also be treated as Spinco Group Employees.

“Spinco Group Employee IP Stock Award” has the meaning set forth in Section 4.2.

“Spinco HRIS System” means the human resources information system (expected to be the Workday system) used by Spinco as of the Distribution.

“Spinco Pension Participants” has the meaning set forth in Section 5.1(a).

“Spinco Union Pension Plan” has the meaning set forth in Section 5.1(b).

“Spinco Union Pension Plan Participants” has the meaning set forth in Section 5.1(b).

“Spinco Welfare Plan Participants” has the meaning set forth in Section 6.1.

“Spinco Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the Spinco Group as of the Distribution.

“STD” means short-term disability benefits.

“Unrelated MEP Liability” has the meaning set forth in Section 5.1(c).

“Unrelated Business” has the meaning set forth in Section 5.1(c).

“UWWH Benefit Plan” means any Benefit Plan sponsored or maintained by UWWH or its Subsidiaries on or immediately prior to the Distribution.

“UWWH Employee” means any employee of UWWH or its Subsidiaries.

“Welfare Plan” means, where applicable, a Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, and mental health and substance abuse), disability benefits, or life, accidental death and disability, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs or flexible spending accounts; provided, however, the term “Welfare Plan” does not include (x) any workers compensation or similar insurance plans, programs or policies or governmental plans or programs or (y) any plan or arrangement providing for severance pay or termination benefits.

Section 1.2 Interpretation. The provisions of Section 10.3 of the Contribution and Distribution Agreement are hereby incorporated by reference.

ARTICLE II

ASSIGNMENT OF EMPLOYEES

Section 2.1 Transfer of Employment.

(a) Spinco Group Employees and Employee-Related Liabilities. Except as otherwise set forth in this Agreement, prior to the Distribution each IP Entity shall have taken such actions as are necessary to ensure that each Spinco Group Employee, whether or not actively working on the Distribution, is employed by a Spinco Entity effective not later than the Distribution, and, in furtherance thereof, the parties shall cooperate reasonably and in good faith to give effect to this covenant with respect to those Spinco Group Employee who are currently employed outside of the United States by an IP Entity in jurisdictions in which there is no Spinco Entity. If, despite its reasonable best efforts, IP identifies, after the Distribution, an employee who was inadvertently not employed by a Spinco Entity as of the Distribution, IP shall promptly notify Spinco of such fact, and the employment of such individual shall be transferred from an IP Entity to a Spinco Entity as soon as reasonably practicable thereafter. Any individual so transferred shall, from the effective date of such transfer, be deemed a Spinco Group Employee under this Agreement. Each of the Parties agrees to execute, and, if necessary to comply with applicable Law, to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect the assignment and transfer of employment to a Spinco Entity as described herein; provided, that the failure of a Spinco Group Employee to execute any such documentation shall not prevent such Spinco Group Employee from being transferred to a Spinco Entity unless otherwise required under applicable Law. Any employee who is intended to remain an employee of the IP Group on or following the Distribution (including, but not limited to, identified on Annex A) are collectively referred to herein as the “IP Retained Employees.” The IP Group shall assume or retain all employment-related Liabilities related to the IP Retained Employees regardless of whether such Liability arises prior to, on, or after the Distribution. Other than those Liabilities expressly assumed or retained by IP under this Agreement or the Contribution and Distribution Agreement, the Spinco Group shall assume or retain all employment-related Liabilities related to the Spinco Group Employees regardless of whether such Liability arises prior to, on or after the Distribution (including without limitation with respect to the Spinco Group’s Mexican operations). In addition, and for the avoidance of doubt, the IP Group shall assume or retain any Liabilities for severance, separation, retention or similar types of compensation or benefits arising out of the transfer of employment from the IP Group to a Spinco Entity as described in this Section 2.1(a) (it being the intention of the IP Group that no such liability shall arise out of any such transfer). Liabilities in respect of Former Employees, to the extent not expressly assumed or retained by one of the Parties under this Agreement, shall be allocated as provided in the Contribution and Distribution Agreement.

(b) Disabled Spinco Group Employees. Each Spinco Group Employee who, on or prior to the Distribution, became disabled as defined in the IP Welfare Plans that provide short and long-term disability benefits and who retains such status as of the Distribution (a “Disabled Employee”) shall, notwithstanding Section 2.1(a), remain an employee of an IP Entity to the extent necessary for IP or the applicable IP Welfare Plans to provide the STD or LTD as described in Section 6.2(a), and shall become an employee of a Spinco Entity as of the date such Disabled Employee is able to return to active employment; provided that such return-to-work date occurs within one year following the Distribution Date, or at such later date if, but only to the extent and under the conditions, required by applicable Law or a Spinco CBA.

(c) Payroll and Related Taxes. With respect to the portion of the tax year ending on and including the Distribution Date, IP will (i) be responsible for all payroll obligations, tax withholding and reporting obligations and (ii) furnish a Form W-2 or similar earnings statement to all Spinco Group Employees. With respect to the remaining portion of such tax year, Spinco will (i) be responsible for all payroll obligations, tax withholding, and reporting obligations for the Spinco Group Employees and (ii) furnish a Form W-2 or similar earnings statement to all Spinco Group Employees. With respect to each affected Spinco Group Employee, IP and Spinco shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (i) treat Spinco (or the applicable Spinco Entity) as a “successor employer” and IP (or the applicable IP Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”) and related state unemployment insurance laws, (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA and related state unemployment insurance laws upon or following the Distribution Date with respect to each such Spinco Group Employee for the tax year during which the Distribution Date occurs, and (iii) file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such Spinco Group Employee for the tax year in which the Distribution Date occurs, in a manner provided in Section 4.02(1) of Revenue Procedure 2004-53. Notwithstanding the foregoing provisions of this Section 2.1(c), the matters described herein are subject to Section 4.2 in respect of the IP Stock Plans.

(d) At-Will Status. Notwithstanding the above or any other provision of this Agreement (and except as provided under an applicable written employment agreement, collective bargaining agreement or as required by Law), nothing in this Agreement shall create any obligation on the part of any IP Entity or any Spinco Entity to (i) continue the employment of any employee or (except as required by this Agreement or applicable Law) permit the return from a leave of absence for any period following the date of this Agreement or the Distribution or (ii) change the employment status of any employee from “at will,” to the extent such employee is an “at will” employee under applicable Law.

Section 2.2 Employee Records. Not later than the Distribution, IP shall provide or cause to be provided to Spinco any and all employment records and information (including, but not limited to, any personnel files, Form I-9, Form W-2 or other IRS forms) with respect to the Spinco Group Employees in the possession of IP and its Subsidiaries reasonably required by

Spinco to enable Spinco to properly employ the Spinco Group Employees and to carry out its obligations under this Agreement, applicable Law and any Spinco CBA; provided, that if IP shall fail to so provide or cause to be provided any such records and information notwithstanding its intention to do so, IP shall bear no Liability for such failure absent material harm to Spinco resulting therefrom. Following the date on which such records and information are provided, Spinco shall permit IP reasonable access to such records and information, to the extent reasonably necessary for IP’s reasonable business needs or as required for IP to comply with applicable Law. Each Party will indemnify and hold harmless the other from all Liabilities arising from the indemnifying Party’s willful or grossly negligent misuse of the records and information made available to the indemnifying Party by the indemnified Party under the terms of this Agreement.

Section 2.3 Non-Solicitation.

(a) From the date of this Agreement to the Effective Time (i) no IP Entity shall solicit for employment any employee working in the Spinco Business or otherwise transfer any such employee out of the Spinco Business to another business conducted by any member of the IP Group without the prior written consent of UWWH, and (ii) UWWH shall not solicit for employment any IP Retained Employee or, other than on behalf of Spinco, any employee described in clause (i), without the prior written consent of IP. For purposes of this Section 2.3, written consent shall include email by the applicable Party granting a consent. The restrictions set forth in the first sentence of this Section 2.3 shall not apply to (x) general solicitations (such as advertisements or headhunter searches) for employment placed by any IP Entity, any Spinco Entity or UWWH and are not specifically targeted at such employee or (y) any such employee who responds to search firm inquiries (so long as not directed to solicit such person) conducted on behalf of any IP Entity, any Spinco Entity or UWWH.

(b) For the avoidance of doubt, no provision of this Section 2.3 shall be construed to enlarge or diminish the rights or obligations of any Person under any of the other Transaction Agreements from and after the Effective Time.

Section 2.4 Collective Bargaining Agreements. Spinco shall, as of the Distribution, (a) other than as set forth in this Agreement, assume or otherwise be or remain bound by, and shall retain or assume all Liabilities under, the Spinco CBAs to the extent related to the Spinco Business regardless of whether such Liability arises or relates to events occurring prior to, on or after the Distribution, (b) treat the Spinco Group Employees subject to the Spinco CBAs in accordance with the terms of the Spinco CBAs and applicable Law, and (c) honor all contractual agreements and other legal requirements under the Spinco CBAs regarding seniority, including provisions for layoff and recall. For purpose of this Agreement, “Spinco CBAs” means the collective bargaining agreements (including expired collective bargaining agreements that reflect existing binding bargaining unit terms and conditions of employment) in effect as of the date of this Agreement or hereafter entered into in compliance with the Transaction Agreements that governs the terms and conditions of employment of the Spinco Group Employees, including those collective bargaining agreements set forth on Section 5.15(a)(i) of the IP/Spinco Disclosure Schedules to the Merger Agreement. Notwithstanding any other provision of any Transaction Agreement, the IP Group shall retain all Liabilities for any alleged failure to satisfy any “decision” and “effects” bargaining obligations under the Spinco CBAs arising from the transactions contemplated by the Transaction Agreements. Notwithstanding any provision of this Agreement to the contrary, the substantive provisions of this Agreement, other than the pension offset set forth in Section 5.1(a) and the allocation of liability with respect to the Spinco CBA MEPPs and Spinco CBA Non-Pension MEPs set forth in Section 5.1(b), shall be subject to the requirements of the terms of any Spinco CBA and Law applicable to collective bargaining matters.

ARTICLE III

BENEFIT ARRANGEMENTS AND OTHER MATTERS

Section 3.1 Termination of Participation in IP Benefit Plans. Except as otherwise specifically provided under this Agreement, effective as of the Distribution, Spinco Group Employees shall cease active participation in (including eligibility to contribute to) any IP Benefit Plan (unless otherwise provided under the terms of the applicable IP Benefit Plan), and IP shall retain all Liabilities under or with respect to the IP Benefit Plans regardless of whether such Liability arises, accrues, is incurred or is reported prior to, on, or after the Distribution. The Liabilities so retained by IP under this Section 3.1 include obligations and Liabilities under the IP Pension Plans, the IP Nonqualified Plans, and, except to the extent set forth in Section 5.2 and Article VI, the IP 401(k) Plans and the IP Welfare Plans (including any and all retiree welfare benefits under the IP Welfare Plans). To the extent that IP retains Liabilities under this Agreement, any Assets in respect of such Liabilities shall also be retained by IP.

Section 3.2 Notification of Post-Distribution Terminations. The Parties hereto acknowledge that the termination of certain Spinco Group Employee’s employment after the Distribution will be relevant for a determination by IP of certain benefits or rights to benefits to which such Spinco Group Employee may be entitled under one or more IP Benefit Plans. Therefore, provided that IP provides Spinco with a list of Spinco Group Employees for whom such notification to IP would be necessary for purposes of such IP Benefit Plans, Spinco shall, following the Distribution, use its reasonable best efforts to notify IP promptly following, but in no event more than thirty (30) days following, the employment termination date applicable to any Spinco Group Employee following the Distribution. Prior to the Distribution, IP shall notify the Spinco Group Employees that the Spinco Group Employees should inform IP of their employment termination date following the Distribution. In addition, in the event that the IRS or a Nonqualified Plan Participant claims that the completion of the Transactions resulted in a separation from service under the IP Nonqualified Plans, IP and Spinco agree that a separation from service of the Nonqualified Plan Participants shall not have occurred in connection with the Transactions pursuant to the rule set forth in Treas. Reg. sec. 1.409A-1(h)(4).

Section 3.3 Accrued Time Off. Following the Distribution, Spinco shall recognize the Spinco Group Employees’ unused vacation, holiday, sick leave, flex days, personal days, paid-time off and other leave benefits that have been earned or awarded and are unused as of the Distribution Date in such amounts as are reflected in the Spinco HRIS System as of the Distribution Date. Following the Distribution, Spinco shall permit such earned or awarded leave benefits to be utilized consistent with the business needs of the Spinco Group and any applicable Spinco policy.

Section 3.4 Leaves of Absence. Following the Distribution, Spinco will continue to apply the leave policies applicable to inactive Spinco Group Employees who are on an approved leave of absence as of the Distribution Date in accordance with the terms of such policies applicable to the Spinco Group Employees as of the Distribution Date. For purposes of such policies, leaves of absence taken by Spinco Group Employees prior to the Distribution shall be deemed to have been taken as employees of a Spinco Entity.

Section 3.5 Establishment of Spinco Benefit Plans; Continuation of UWWH Benefit Plans.

(a) For Spinco Group Employees. Prior to the Distribution, Spinco shall, in consultation with UWWH, establish Spinco Benefit Plans for the Spinco Group Employees, to be effective no later than the Distribution. Except as required by any applicable Spinco CBA or as a result of any “effects” bargaining with an applicable union, each Spinco Benefit Plan shall not be more favorable than the IP Benefit Plans that such Spinco Benefit Plan replaces.

(b) For UWWH Employees. Subject to Section 3.5(c), the UWWH Benefit Plans shall remain in effect and continue to cover eligible UWWH Employees (and eligible former UWWH Employees) in accordance with the terms of such plans (as may be modified from time to time in accordance with such terms), applicable Law, any applicable collective bargaining agreements or other contractual obligations.

(c) After the Effective Time. As of the Effective Time and during subsequent periods, the Board of Directors of Spinco or its designee shall have full discretion to determine the scope, terms and conditions of the Spinco Benefit Plans, the UWWH Benefit Plans and the Combined Company Benefit Plans, subject only to applicable Law and the terms of any collective bargaining agreement or other contractual obligations.

(d) Except as required by the terms of any Spinco CBA, Spinco shall not, prior to the Distribution, establish any defined benefit pension plan, non-qualified retirement plan or non-qualified deferred compensation plan, or retiree medical or life insurance program, and shall not grant any form of equity-based compensation to any Spinco Group Employee. Such matters shall be determined by the Spinco Board following the Distribution. In addition, except as set forth in Sections 5.2(c) and Article VI of this Agreement, no transfer of Assets or Liabilities from any IP Entity or any IP Benefit Plan to Spinco or any Spinco Benefit Plan shall occur prior to, on or after the Distribution.

Section 3.6 Transition to Combined Company Benefit Plans; Service for Eligibility, Vesting, and Benefit Purposes. Whenever following the date of this Agreement a Spinco Group Employee or UWWH Employee commences to participate in a Combined Company Benefit Plan in which such Spinco Group Employee or UWWH Employee did not previously participate, Spinco shall use its reasonable best efforts to cause there to be no interruption of coverage with respect to the type of benefit being provided under such Combined Company Benefit Plan. In addition, except as otherwise provided in any other provision of this Agreement or as required under a Spinco CBA, and except as shall derive from application of a uniform rule applied to all similarly situated employees, from and after the Distribution, the Combined Company Benefit Plans shall, and Spinco shall cause each Spinco Entity to, recognize each Spinco Group

Employee’s and UWWH Employee’s service prior to the Distribution Date (including (x) for the Spinco Group Employees, service with any IP Entity prior to the Distribution Date, and (y) for the UWWH Employees, service with UWWH or any Subsidiary prior to the Distribution Date) for purposes of eligibility and vesting under any Combined Company Benefit Plan and for determination of level of benefits under any Combined Company Benefit Plan that is a vacation, paid leave, paid-time off or similar plan or severance plan, to the same extent such service was recognized as of the Distribution Date. With respect to the Spinco Group Employees, such service shall be included in the Spinco HRIS System not later than the Distribution Date. Notwithstanding the foregoing, nothing herein shall require a Spinco Entity or any Combined Company Benefit Plan to credit service prior to the Distribution Date for purposes of any equity award or other equity-based benefit or equity-based compensation that may be established by a Spinco Entity at any time prior to, on or after the Distribution Date.

Section 3.7 No Duplication or Acceleration of Benefits Notwithstanding anything to the contrary in this Agreement, the Contribution and Distribution Agreement or any other Transaction Agreement, no participant in the IP Benefit Plans or Combined Company Benefit Plans shall receive benefits to the extent that receipt of such benefits would result in duplication of benefits provided by another IP Benefit Plan or Combined Company Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Contribution and Distribution Agreement or in any other Transaction Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerated vesting or entitlements under any Benefit Plan on the part of any Former Employee, Spinco Group Employee or UWWH Employee.

Section 3.8 Business Associate Agreement. The Parties acknowledge that the IP Group or the Spinco Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in a customary form to be mutually agreed in connection with the provision of such services.

ARTICLE IV

CASH AND EQUITY INCENTIVE COMPENSATION PLANS

Section 4.1 Cash Incentives. Effective on or as soon as practicable following the Distribution, the Board of Directors of Spinco or its designee shall establish programs providing management incentive or goal sharing cash incentive awards to the Spinco Group Employees who would cease to participate in an IP management incentive or goal sharing cash incentive program by reason of the Transactions (in each case other than commission plans). Such cash incentive programs shall provide for performance goals and resulting bonuses for the full 2014 calendar year, except that the cash incentive program that replaces the IP Management Incentive Plan shall cover solely the portion of the 2014 calendar year following the Distribution. Spinco shall be solely responsible for funding, paying, and discharging all obligations and Liabilities relating to any such cash incentive programs, and IP shall have no obligations or Liabilities with respect thereto. From and after the Distribution, the Spinco Group shall be solely responsible for funding, paying, and discharging all obligations and Liabilities relating to the cash incentive awards that any Spinco Group Employee is eligible to receive under any commission plan in which the Spinco Group Employees participate, whether such obligation or Liability arises, accrues, is incurred or is reported prior to, on, or after the Distribution, and no IP Entity shall have any obligations with respect thereto.

Section 4.2 Equity Incentives. IP (or one of its Subsidiaries) shall be solely responsible for all Liabilities with respect to any plan or arrangement established by IP or its Affiliates (excluding any such plan or arrangement established by a Spinco Entity following the Distribution) that provides for equity incentive awards in respect of IP Common Stock (each such award held by a Spinco Group Employee is referred to herein as a “Spinco Group Employee IP Stock Award”), including any award to receive shares of IP Common Stock or benefits measured by the value of a number of shares of IP Common Stock, including any stock appreciation rights, stock options, restricted stock, restricted stock units, deferred stock units, performance share units and dividend equivalents (collectively, the “IP Stock Plans”), which shall include but not be limited to (a) all income, payroll, or other tax reporting related to income of employees from any awards granted pursuant to any IP Stock Plan and (b) remitting applicable tax withholdings for such income to each applicable taxing authority. IP shall, within thirty (30) days of written demand thereof (which shall be accompanied by reasonable supporting documentation), reimburse Spinco for all reasonable out-of-pocket expenses arising as a result of incremental tax reporting obligations and any incremental tax obligations actually incurred by Spinco or any of its Subsidiaries in connection with IP Incentive Stock (as defined in the Tax Matters Agreement). Other than an award of restricted stock to Mary Laschinger, IP acknowledges and agrees that the Spinco Group Employee IP Stock Awards are limited to performance share awards and currently vested stock options.

Section 4.3. Equity Acceleration. Notwithstanding the generality of Section 4.2, IP shall provide that, effective as of immediately following the Distribution, the vesting terms of any outstanding Spinco Group Employee IP Stock Award shall be determined based on the terms and guidelines of general applicability under the IP Stock Plan determined as though such Spinco Group Employee incurred a termination without cause. IP confirms and agrees that such terms and guidelines of general applicability applicable to each performance share award held by a Spinco Group Employees will, effective as of the Distribution, (i) treat any requirement of continued employment with a member of the IP Group as satisfied on a pro-rata basis, based upon a fraction, the numerator of which is the portion of such required employment period occurring prior to the date of Distribution and the denominator of which is the total number of days in such required employment period, (ii) treat such award as continuing to be subject to the applicable performance conditions and (iii) vest such award based upon the satisfaction of such performance conditions, but pro-rated as provided in clause (i).

ARTICLE V

QUALIFIED RETIREMENT PLANS

Section 5.1 Defined Benefit and Multiemployer Plans.

(a) As of the Distribution, the IP Group agrees to take all necessary action to fully vest each Spinco Group Employee who is a participant in any of the IP Pension Plans (the “Spinco Pension Participants”), and such Spinco Pension Participant shall thereafter be treated as a terminated vested participant under the IP Pension Plans eligible to receive pension benefits at such times and in such forms as described in the applicable IP Pension Plan.

(b) To the extent required under a Spinco CBA, Spinco shall, or shall cause another Spinco Entity to (in consultation with UWWH), establish a single-employer defined benefit pension plan and trust effective immediately after the Distribution Date (the “Spinco Union Pension Plan”) for the benefit of Spinco Group Employees pursuant to the relevant Spinco CBA (“Spinco Union Pension Plan Participants”). Spinco shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the Spinco Union Pension Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. The Spinco Union Pension Plan shall provide a benefit to each eligible Spinco Union Pension Plan Participant as required by the applicable Spinco CBA (recognizing all service credited under the applicable IP Pension Plan), offset by the applicable retirement benefit provided by the applicable IP Pension Plan to such Participant (based on service credited under the applicable IP Pension Plan through immediately before the Distribution). For the avoidance of doubt, (i) the Spinco Union Pension Plan will assume and provide any subsidies with respect to a Spinco Union Pension Plan Participant based on all of his applicable service credited under the Spinco Union Pension Plan and applicable IP Pension Plan applied to the applicable benefit multiplier under the Spinco Union Pension Plan in effect on the date of his or her retirement or termination under the Spinco Union Pension Plan and (ii) the applicable retirement benefit provided by the applicable IP Pension Plan to such Participant for offset shall contain whatever subsidies (if any) as are in effect or applicable to such Participant on the date of his termination or employment under the IP Pension Plan based on his service under the applicable IP Pension Plan immediately before the Distribution. Following the Distribution, IP and Spinco shall cooperate and IP shall, or shall cause the plan administrator of the applicable IP Pension Plan to, provide Spinco with the information necessary to comply with this Section 5.1(b). For the avoidance of doubt, in no event (i) shall IP have any obligation or Liability under any Spinco Union Pension Plan, nor shall the terms of any such Spinco Union Pension Plan increase any benefit under any IP Pension Plan to any Person; or (ii) shall Spinco have any obligation or Liability under any IP Pension Plan, nor shall the terms of any IP Pension Plan increase any benefit under any Spinco Union Pension Plan.

(c) (i) As of the date hereof, certain of the Spinco CBAs require, with respect to Spinco Business, participation in and contribution to multiemployer pension plans (the “Spinco CBA MEPPs”), including those multiemployer pension plans set forth set forth on Section 5.14(a) of the IP/Spinco Disclosure Schedules to the Merger Agreement under the heading “Spinco Multiemployer Plans—Pension”, and other multiemployer plans that are not pension plans (the “Spinco CBA Non-Pension MEPs”), including those non-pension multiemployer plans set forth on Section 5.14(a) of the IP/Spinco Disclosure Schedules to the Merger Agreement under the heading “Spinco Multiemployer Plans—Welfare”. Effective as of the Distribution, Spinco shall, as provided under the terms of the Spinco CBAs and applicable Law, continue participation in, and, except to the extent of any Unrelated MEP Liability (as defined below), shall assume or retain all obligations and Liabilities on account of the Spinco Business with respect to the Spinco CBA MEPPs and the Spinco CBA Non-Pension MEPs regardless of whether such obligations or Liabilities arise or relate to events occurring prior to, on, or after the Distribution. The Parties intend that the Transactions contemplated by the Transaction Agreements constitute a “change in corporate structure” within the meaning of

Section 4218(1)(A) of ERISA with respect to the Spinco Business such that no withdrawal from a Spinco CBA MEPP shall occur as a result of the Transactions, and each Party will cooperate and take reasonable and appropriate steps to ensure that the applicable Spinco CBA MEPPs have sufficient information to make such determination and the authorized representatives of Spinco and IP shall address with each Spinco CBA MEPP the terms of any previous or current participation or withdrawal liability (if any) under such Spinco CBA MEPP with such MEPP consistent with the following liability provisions. Spinco’s retention and assumption of obligations and Liabilities in respect of (A) employment liabilities described in Section 2.1, (B) the Spinco CBAs described in Section 2.4, and (C) the Spinco CBA MEPPs and Spinco CBA Non-Pension MEPs pursuant to this Section 5.1(c) shall not and are not intended to include, and the IP Group shall retain or assume, any withdrawal liability or any contributions (or contribution obligations) to, or other obligations or Liabilities under, the Spinco CBA MEPPs or Spinco CBA Non-Pension MEPs, in each case on account of any IP Business, any IP Entity or any of its ERISA Affiliates, in each case other than the Spinco Business and the Spinco Group, regardless of whether such obligations or Liabilities arise or relate to events occurring prior to, on, or after the Distribution (the “Unrelated MEP Liability”). For the avoidance of doubt and notwithstanding any other provision of this Agreement other than this Section 5.1(c), if withdrawal liability is asserted by a Spinco CBA MEPP or a Spinco CBA Non-Pension MEP against any IP Entity or Spinco or any of its Subsidiaries, including in connection with the transactions contemplated by the Transaction Agreements, (x) Spinco and its Subsidiaries shall be liable only for that portion of such Liability that is attributable to the contribution history of the Spinco Business, and (y) the IP Group shall be liable only for that portion of such Liability that is attributable to the contribution history of the businesses of the IP Group other than the Spinco Business (collectively, the “Unrelated Business”), and the portion of the liability described in (y) shall be an Unrelated MEP Liability. For purposes of the preceding sentence, (I) the contribution history of the Spinco Business shall include contributions made on behalf of covered Spinco Group Employees and covered Former Employees to the extent they worked in the Spinco Business and the contribution history of the Unrelated Business shall include contributions made on behalf of covered current (as of the Distribution) and Former Employees working (or to the extent they worked) in the Unrelated Business, (II) the contribution histories of the Spinco Business and Unrelated Business shall initially be derived from the Spinco Business associated accounts and the Unrelated Business associated accounts, respectively (determined, in each case to the extent applicable, by reference to the contributions of the relevant facilities), and (III) the provisions of Section 5.1(c)(ii) shall apply with respect to employees hired and contributions made (or required to be made) after the Distribution. However, in the event that either Party disputes the allocation to it of any portion of the Liability as set forth in the immediately preceding two sentences (including, without limitation, because all of the Liability has been attributed to either the Spinco Business or Unrelated Business), such disputing Party shall engage an actuarial firm of national reputation with substantial experience in performing or reviewing withdrawal liability calculations reasonably satisfactory to the other Party, which actuarial firm shall (A) conduct an independent review of the contributions made on behalf of and related accounts of the Spinco Business and Unrelated Business and such other information as the disputing Party or any of the other Parties shall submit and (B) make an independent determination as to the allocation of such Liability between an IP Entity and Spinco or any of its Subsidiaries pursuant to this Section 5.1(c). The fees and expenses of such actuarial firm shall be paid by the disputing Party, and the determination of such actuarial firm shall be final, binding and conclusive on the IP Group and on Spinco and its Subsidiaries.

(ii) In determining the contribution histories of the Spinco Business and the Unrelated Business with respect to employees hired and contributions made (or required to be made) after the Distribution, (A) for purposes of allocating under the fifth and sixth sentences of Section 5.1(c)(i) any withdrawal Liability asserted by a Spinco CBA MEPP or a Spinco CBA Non-Pension MEP against the IP Group, the contribution history of the IP Group shall include contributions made on behalf of employees hired and contributions made (or required to be made) by the IP Group after the Distribution, and (B) for purposes of allocating under the fifth and sixth sentences of Section 5.1(c)(i) any withdrawal Liability asserted by a Spinco CBA MEPP or a Spinco CBA Non-Pension MEP against Spinco or any of its Subsidiaries, the contribution history of Spinco and its Subsidiaries shall include contributions made on behalf of employees hired and contributions made (or required to be made) by Spinco and its Subsidiaries after the Distribution.

Section 5.2 Defined Contribution Plans.

(a) Vesting under IP 401(k) Plan. As of the Distribution, the IP Group agrees to take all necessary action to fully vest each Spinco Group Employee who is a participant in any IP 401(k) Plan.

(b) Establishment of the Spinco 401(k) Plan. No later than the Distribution Date, Spinco shall, or shall cause another Spinco Entity to (in consultation with UWWH), establish a defined contribution plan and trust for the benefit of Spinco Group Employees (the “Spinco 401(k) Plan”) that (except as required by any applicable Spinco CBA or as a result of any “effects” bargaining with an applicable union completed in compliance with the Transaction Agreements) is no more favorable than the applicable IP 401(k) Plan. Spinco shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the Spinco 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Spinco (acting directly or through its Subsidiaries) shall be responsible for any and all Liabilities and other obligations with respect to the Spinco 401(k) Plan.

(c) Transfer of Spinco Group Employee Accounts to Spinco 401 (k) Plan. As soon as reasonably practicable following the Distribution Date, IP shall cause the trustee(s) of the IP 401(k) Plans to transfer, and Spinco shall cause the trustee of the Spinco 401(k) plan to accept, the account balances of Spinco Group Emloyees from the applicable IP 401(k) Plan to the Spinco 401(k) Plan in accordance with the applicable requirements of Section 414(l) of the Code. Such transfer shall be made in cash, except that any promissory notes evidencing participant loans shall be transferred in kind. For the avoidance of doubt, the Spinco 401(k) Plan shall not be required to establish or maintain an IP employer stock fund or a Spinco employer stock fund under the Spinco 401(k) Plan, and any portion of a Spinco Group Employee’s account under the IP 401(k) Plans that consists of shares of IP stock, units in an IP stock fund, or is otherwise invested in employer securities shall be converted to cash (at such time and in such manner as the appropriate fiduciary of the IP 401(k) Plan determines) before it is transferred to the Spinco 401(k) Plan on behalf of such employee. In no event shall the Spinco 401(k) Plan, any fiduciary or administrator thereunder, Spinco or any of its Affiliates have any Liability with respect to investments of Spinco Group Employees’ accounts in IP stock (or any other employer securities) or any failure by IP, any IP Entity, any of their Affiliates, or any fiduciary, administrator, recordkeeper or agent of any of them to comply with ERISA, the Code, the terms of the IP 401(k) Plans or any related contracts with respect to the IP 401(k) Plans or the accounts (including the accounts of Spinco Group Employees) thereunder.

ARTICLE VI

WELFARE PLANS

Section 6.1 Spinco Welfare Plans. In accordance with Section 3.5, on or prior to the Distribution, Spinco shall, or shall cause another Spinco Entity to (in consultation with UWWH), establish and adopt Spinco Welfare Plans which will provide welfare benefits to each Spinco Group Employee who is a participant in any of the IP Welfare Plans (and their eligible spouses, domestic partners and dependents, as the case may be) (collectively, the “Spinco Welfare Plan Participants”). Each such Spinco Welfare Plan shall (except as required by any applicable Spinco CBA or as a result of any “effects” bargaining with an applicable union completed in compliance with the Transaction Agreements) be no more favorable than the applicable IP Welfare Plan. Coverage and benefits under any Spinco Welfare Plans shall then be provided to the Spinco Welfare Plan Participants on an uninterrupted basis under any analogous newly established Spinco Welfare Plans; provided that nothing in this Agreement or any other Transaction Agreement shall require any Spinco Entity to establish any retiree or post-termination medical, life or other post-termination welfare benefits. The Spinco Welfare Plans shall include a health care and dependent care flexible spending accounts established under Sections 125 and 129 of the Code.

Section 6.2 Transitional Matters Under Spinco Welfare Plans.

(a) Treatment of Claims Incurred.

(i) Liability for Claims. With respect to unpaid covered claims incurred on or prior to the Distribution by any Spinco Welfare Plan Participant under any IP Welfare Plans, including claims that are self-insured and claims that are fully insured through third-party insurance, IP shall retain and be responsible for the payment for such claims or shall cause such IP Welfare Plans to fully perform, pay and discharge all such claims, as the case may be, and except as provided in Section 6.2(a)(iv), no Spinco Entity shall be responsible for any Liability with respect to any such claims. Claims incurred by Spinco Welfare Plan Participants after the Distribution shall be the sole responsibility of the Spinco Welfare Plan and the Spinco Entities. In the event that a claim incurred by a Spinco Welfare Plan Participant after the Distribution is paid by IP or an IP Welfare Plan, Spinco shall reimburse IP for such payment, solely to the extent such claim is a covered claim under a Spinco Welfare Plan by its express terms but is not paid by Spinco or its insurance carriers, in full within thirty (30) days after the delivery by IP to Spinco of an invoice therefor together with such supporting documentation as Spinco may reasonably request.

(ii) Claims Incurred. For purposes of this Section 6.2(a), a claim or expense is deemed to be incurred (A) with respect to medical (including continuous hospitalization), dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or expense; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or expense; and (C) with respect to short- and long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or expense. For avoidance of doubt, unless required otherwise by applicable Law, a claim incurred by a Person who is actively at work shall for purposes of this Section 6.2 be deemed unrelated to any prior claim notwithstanding that the claim may be the same as, or substantially similar to, a prior claim made by such Person.

(iii) Long Term Disability Benefits. The applicable IP Welfare Plan providing LTD to Disabled Employees on or immediately prior to the Distribution, if any, shall continue to provide such benefits to such employees after the Distribution as permitted under the terms and conditions of such IP Welfare Plan, subject to any permitted amendment thereto. After the Distribution, the Spinco Group shall be solely responsible for providing LTD to eligible employees under Spinco Welfare Plans who become disabled after the Distribution.

(iv) Disability Benefits. With respect to Disabled Employees who are receiving STD on or immediately prior to the Distribution under applicable IP Welfare Plans, the applicable IP Welfare Plan shall continue to provide such STD, but Spinco will be responsible for paying for such benefits for the period after the Distribution until such time as those STD benefits terminate in accordance with the terms of such IP Welfare Plan. In the event any such Disabled Employee or Spinco Group Employee, after the Distribution becomes eligible to transition directly from receiving STD to receiving LTD, IP, the applicable IP Entity, or the applicable IP Welfare Plan will provide the LTD to which such Disabled Employee is entitled (taking into account, if applicable, the extent to which such Disabled Employee has elected such coverage and has made the required contributions therefor). After the Distribution, the Spinco Group shall be solely responsible for providing STD and LTD to eligible employees under Spinco Welfare Plans who become disabled after the Distribution.

(b) COBRA. The IP Group and its applicable IP Welfare Plans shall be solely responsible for providing continued health coverage required by COBRA to employees (and their qualifying beneficiaries) who experience a COBRA qualifying event (as defined in Section 4980B of the Code) under such IP Welfare Plans on or prior to the Distribution, and shall be solely responsible for all claims, obligations and Liabilities incurred under the applicable IP Welfare Plan as a result of such COBRA coverage. Spinco and the applicable Spinco Welfare Plans shall be solely responsible for providing continued health coverage to the extent required by COBRA to Spinco Group Employees who experience a COBRA qualifying event after the Distribution, and shall be solely responsible for all claims, obligations and Liabilities incurred under the applicable Spinco Welfare Plan as a result of such COBRA coverage.

Section 6.3 Waiver of Conditions or Restrictions. Without limiting the generality of Section 3.6, the Spinco Welfare Plans will use reasonable best efforts to have waived all eligibility periods, limitations as to preexisting conditions, exclusions, service conditions, waiting periods or evidence of insurability requirements that would otherwise be applicable to the Spinco Welfare Plan Participant following the Distribution Date to the extent that such employee had previously satisfied any such limitation or requirement under the corresponding IP Welfare Plan as of the Distribution Date. In addition, following the Distribution Date, (a) the Combined Company Welfare Plans will use reasonable best efforts to have waived all eligibility periods, limitations as to preexisting conditions, exclusions, service conditions, waiting periods or evidence of insurability requirements that would otherwise be applicable to any Spinco Group Employee or UWWH Employee to the extent that such employee had previously satisfied any such limitation or requirement under the corresponding IP Benefit Plan, Spinco Welfare Plan or UWWH Benefit Plan as the date of commencement of participation in such Combined Company Welfare Plan and (b) Spinco shall use reasonable best efforts to cause the Combined Company Welfare Plans to credit Spinco Group Employees and UWWH Employees (and their respective eligible dependents) for any deductibles, co-payments or other co-insurance and out-of-pocket expenses paid in the plan year under the IP Benefit Plan, Spinco Welfare Plan or UWWH Benefit Plan prior to the transition of coverage for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses under any corresponding applicable Combined Company Welfare Plan with respect to the plan year in which the transition occurs.

Section 6.4 Insurance Contracts. To the extent any IP Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, IP and Spinco will cooperate and each will use its reasonable best efforts to maintain any pricing discounts or other preferential terms for both IP and Spinco for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any new or additional premiums, charges, or administrative fees that such Party may incur with respect to its insurance coverage pursuant to this Section 6.4.

Section 6.5 Third-Party Vendors. Except as provided below, to the extent any IP Welfare Plan is administered by a third-party vendor, IP and Spinco will cooperate and each will use its reasonable best efforts to replicate any contract with such third-party vendor for Spinco and to maintain any pricing discounts or other preferential terms for both IP and Spinco for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any new or additional premiums, charges, or administrative fees that such Party may incur with respect to its contracts pursuant to this Section 6.5.

Section 6.6 Workers’ Compensation. With respect to claims for workers compensation, (a) the IP Group shall be responsible for claims for workers compensation incurred in respect of (i) Former Employees and IP Retained Employees, whether incurred prior to, at or following the Distribution and (ii) Spinco Group Employees incurred prior to the Distribution (regardless of whether such claim is made or reported prior to, at or following the Distribution), and (b) the Spinco Group shall be responsible for all claims for workers compensation in respect of Spinco Group Employees incurred following the Distribution. For purposes of this Section 6.6, claims shall be deemed to be incurred upon the occurrence of the injury giving rise to such claim.

ARTICLE VII

GENERAL PROVISIONS AND INDEMNIFICATION

Section 7.1 Preservation of Rights to Amend. The rights of each IP Entity, each Spinco Entity and UWWH and its Subsidiaries to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 7.2 Entire Agreement. Section 10.9 of the Contribution and Distribution Agreement is incorporated herein by reference. To the extent any provision of this Agreement conflicts with the provisions of the Contribution and Distribution Agreement, the Merger Agreement or any other Transaction Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof (except that the provision by IP of employee- or human resource-related services to Spinco to the extent set forth in the Transition Services Agreement shall not be deemed to result in such a conflict).

Section 7.3 Binding Effect; No Third-Party Beneficiaries or Plan Amendment; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties (including any current or former employee, director, officer , service provider or other individual associated therewith) any remedy, claim, Liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to, nor shall it, amend any Benefit Plan or affect the applicable plan sponsor’s right to amend or terminate any Benefit Plan pursuant to the terms of such plan. This Agreement may not be assigned by any Party, except with the prior written consent of the other Parties.

Section 7.4 Amendment; Waivers. Section 10.12 of the Contribution and Distribution Agreement is incorporated herein by reference.

Section 7.5 Remedies Cumulative. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available to the Parties hereunder.

Section 7.6 Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be made or given in accordance with the provisions of Section 10.2 of the Contribution and Distribution Agreement.

Section 7.7 Counterparts. Section 10.11 of the Contribution and Distribution Agreement is incorporated herein by reference.

Section 7.8 Severability. Section 10.6 of the Contribution and Distribution Agreement is incorporated herein by reference.

Section 7.9 Governing Law, Consent to Jurisdiction and Waiver of Right to Jury Trial. The provisions of Sections 10.10, 10.14 and 10.15 of the Contribution and Distribution Agreement are incorporated herein by reference.

Section 7.10 Performance. Each of IP and Spinco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any IP Entity and any Spinco Entity, respectively. The Parties each agree to take such further actions and to execute, acknowledge, and deliver, or to cause to be executed, acknowledged, and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement. The provisions of Section 10.16 of the Contribution and Distribution Agreement governing specific performance are incorporated herein by reference.

Section 7.11 Termination. The provisions of Section 10.13 of the Contribution and Distribution Agreement are incorporated herein by reference.

Section 7.12 Headings. The provisions of Section 10.4 of the Contribution and Distribution Agreement are incorporated herein by reference.

Section 7.13 Attorney Fees. The provisions of Section 10.5 of the Contribution and Distribution Agreement are incorporated herein by reference.

Section 7.14 Assignment. The provisions of Section 10.7 of the Contribution and Distribution Agreement are incorporated herein by reference.

Section 7.15 Survival and Indemnification. The provisions of Section 6.1 of the Contribution and Distribution Agreement regarding the survival of covenants, obligations and agreements of the Parties shall apply to the covenants, obligations and agreements described in this Agreement as if they were set forth in the Contribution and Distribution Agreement. Without limiting the generality of the Contribution and Distribution Agreement, any Liabilities described in this Agreement as being assumed or retained by IP or an IP Entity shall be Excluded Liabilities, and any Liabilities described in this Agreement as being assumed or retained by Spinco or a Spinco Entity shall be Spinco Liabilities and, in each case, the provisions of the Contribution and Distribution Agreement (including the indemnification provision of Section 6.3 of the Contribution and Distribution Agreement) shall apply to such Liabilities.

[Signatures of the Parties on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

INTERNATIONAL PAPER COMPANY

By :	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Senior Vice President

XPEDX HOLDING COMPANY

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Vice President

UWWH HOLDINGS, INC.

By:	/s/ Allan R. Dragone
Name:	Allan R. Dragone
Title:	Chief Executive Officer